EXHIBIT 99

                              NIKE, Inc.
                  Q106 Earnings Release Conference Call
                          September 19, 2005


                               Operator

Good day and welcome to the Nike first-quarter 2006 earnings conference call. Today's call is being recorded. At this time for opening remarks and introductions, I will be turning the call over to Ms. Pamela
Catlett, Vice President of Investor Relations.

    Pamela Catlett  - NIKE, Inc. - Vice President of Investor Relations

Thank you. Good morning, everyone. Thank you for joining us today to discuss Nike's fiscal 2006 first-quarter results. We're speaking to you from Memphis, Tennessee this morning, which is home to roughly 1,500 Nike employees who distribute our products throughout the U.S. and where we will host our 25th annual meeting of shareholders tomorrow. We issued our results about an hour ago. And for those of you who need to reference our press release, you'll find it and other earnings release information on our website at www.Nikebiz.com.

For veterans of these calls, you know that we have been adapting our call format over the years in order to streamline our communications and to address various topics of interest to you. In that spirit, today's call participants include Nike's Chief Financial Officer, Don Blair, and Co-President of the Nike brand, Charlie Denson. Both Don and Charlie will have brief prepared remarks before we will then take your questions.

Before I turn it over to Don, let me remind you that on this call we're going to make forward-looking statements based on our current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC including forms 8-K end 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and the mix of futures and at-once orders which may very significantly from quarter-to-quarter.

In addition, it's important to remember a significant portion of our business including equipment, most of Nike retail, Nike golf, Converse, Cole Haan, Bauer, Hurley and Exeter Brands Group are not included in these futures numbers. Finally, during this conference call we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's website. In this call we may also discuss non-public financial and statistical information which is also publicly available on Nikebiz. Now here's Don Blair.

         Donald W. Blair  - NIKE, Inc. - Vice President & CFO

Thanks, Pam. While we expected to lead off fiscal 2006 with a strong quarter, our profit growth in Q1 was a bit stronger than we had expected. Strong demand in the U.S. resulted in higher revenues in the first quarter and we moved some demand creation spending from the first quarter into the second. Although the global environment has gotten more challenging over the last few months, we're confident that our results thus far and our market position around the world leave us in good shape to deliver on our financial goals for the year.

Our revenues grew 8% for the quarter to a record $3.9 billion. Changes in foreign currency exchange rates accounted for about 1 point of the growth for the quarter. As noted earlier, this revenue growth was somewhat higher than we had expected due to strong demand in the U.S. region. Diluted earnings per share for the quarter were $1.61, up 33% versus fiscal 2005. The impact of last year's Starter acquisition on our quarterly revenue and EPS growth was not material.

For the quarter, our consolidated gross margin was 45.3%, up 80 basis points versus last year's first quarter. Currency changes accounted for about 180 basis points of the improvement, partially offset by investments in product value in Europe and Asia and less favorable product mix in Europe, additional costs to meet the strong unit demand for footwear around the world, and higher product costs driven in part by oil prices.

As we expected, our SG&A spending grew modestly in the quarter as demand creation spending declined versus heavy prior year investments related to global sporting events in the summer of 2004. We also moved some planned demand creation spending from the first quarter to the second quarter this year. Futures orders scheduled for delivery from September through January grew 11% versus the prior year. Excluding the impact of currency changes, futures grew 11.4%, a significant acceleration versus the 8.3% constant dollar growth we reported last quarter. More rapid growth in the U.S. and Asia drove the increase.

In the first quarter of fiscal 2005, we also continued to generate strong cash flows as we delivered $197 million of free cash flow from operations. We've also continued to deliver cash to shareholders. In the first quarter we repurchased $151 million of our own stock and paid out $65 million in dividends. For the 12 months ended August 2005, our return on invested capital was 24%, up 80 basis points versus the prior quarter end.

With that perspective on our consolidated performance, let me now give you some additional depth on our results. In our European region, which includes the Middle East and Africa, revenues grew 5% in Q1 with about 1 point of the growth coming from more favorable exchange rates. Excluding currency effects, footwear revenue grew 2%, apparel revenues advanced 5%, and equipment revenues were up 12%.

Constant dollar revenue growth for the quarter benefited from higher sales in nearly every country in the region with particular strength in the UK, Italy, and the emerging markets in the region. While the retail environment has indeed been challenging, our business has held up quite well and we've been growing our business with many key retailers.

Gross margins in Europe expanded 240 basis points for the quarter, accounting for 80 basis points of our consolidated margin improvement. The gross margin benefits of more favorable currency exchange rates were partially offset by pricing and product investments in consumer value and increased product costs related to higher commodity prices, and finally costs to meet strong worldwide demand particularly for footwear.

Reported first-quarter pretax income for the European region was $330 million, an increase of 34% versus fiscal 2004. The increase was driven by the growth in revenue and gross margin and a significant decline in demand creation, the result of comparison to heavy spending in the prior year quarter and a shift in spending from Q1 to Q2 this year.

In the Asia-Pacific region, revenues increased 13% in the first quarter. About 3 points of the increase came from stronger currencies in the region. Excluding currency effects, footwear reported 5% growth while apparel grew 16% and equipment advanced 15%. China was the primary driver of the region's growth. Revenues in Japan were up slightly for the quarter and futures for the next five months were up double digits.

For the quarter, Asia-Pacific gross margin fell 180 basis points, reducing our consolidated gross margin by 20 basis points. Investments in footwear consumer value in Japan and higher product costs in several markets drove the reduction. The gross margin decline was more than offset by increased revenues and lower SG&A spending versus last year's heavy investments in demand creation and supply chain implementation. As a result, reported pretax income for the quarter grew 44% to $91 million.

The Americas region posted another strong performance in the first quarter as revenues grew 32% with stronger currencies in the region contributing 12 points of that growth. Gross margin advanced 330 basis points in the quarter, contributing about 20 basis points to Nike Inc.'s consolidated gross margin expansion. Pretax profit for the region more than doubled to $45 million driven by growth in revenues and gross margin combined with lower demand creation spending.

The U.S. region also delivered a strong quarter as revenues advanced 8% driven by strong growth across a number of wholesale accounts. Footwear revenues grew 11%, apparel increased 1%, and equipment grew 4%. Comparable store sales for Nike Town stores grew 6% in the first quarter, reflecting the continued strength of the Nike brand, and U.S. futures orders for delivery between September and January rose over 12% versus the prior period a year ago.

U.S. footwear has been one of the most important drivers of our growth in revenue and profits over the last few quarters. In the first quarter, wholesale unit sales increased to the high single digit rate and the average price per pair increased in the low to mid single digits and we're continuing to see strong growth in both units and average price per pair for the five month futures window.

U.S. apparel grew 1% for the quarter as 11% growth in Nike and Jordan branded apparel more than offset the decline in licensed apparel due to the expiration of our NBA license. Our last significant sales of NBA apparel were made in the second quarter of fiscal 2005, so we'll be past that issue after the second quarter of this fiscal year.

Gross margins in the U.S. fell 50 basis points for the quarter, reducing our consolidated gross margin by 20 basis points. Most of the decline was attributable to footwear, due principally to higher product costs and additional costs to meet strong unit demand, as discussed earlier. Pretax profits for the U.S. region grew 7% in the quarter to $345 million as the revenue growth and SG&A leverage more than offset lower gross margins.

For the quarter, revenues from our other businesses grew 6% to $462 million. Pretax income was unchanged at $40 million as increased demand creation investments in Nike Golf offset profit growth in the balance of the other portfolio.

Consolidated SG&A spending for NIKE, Inc. grew 3% in the quarter, driven by a 10% reduction in demand creation and a 12% increase in operating overhead. For both components of SG&A, demand creation and operating overhead, currency changes accounted for about 1 point of the increase. The decrease in demand creation spending was the result of comparison to heavy investments last year related to global sporting events in the summer of 2004 and a shift in spending from this year's first quarter to the second.

In addition to the impact of currency, the increase in operating overhead reflected higher sales commissions and incentive-based compensation, reflecting the Company's strong growth as well as investments in new and existing product categories, Nike owned retail stores, and other brand infrastructure. Year-over-year changes in the timing of sales meetings and charitable donations also raised operating overhead spending for the quarter.

For the first quarter we reported net interest income of $6 million versus $5 million of net interest expense in the prior year quarter. The improvement was due to both higher levels of invested cash and higher interest rates. Other income net for the first quarter was $10 million versus $2 million of other expense net in the prior year quarter. The largest factor in the improvement was the swing from foreign currency hedge losses in fiscal 2005 to foreign currency hedge gains in the current year. The net effect of the improvement in these foreign currency hedging results and the translation of foreign currency denominated profits was approximately $17 million of additional pretax income for the quarter. Our effective tax rate for the quarter was 34.5%, consistent with our current estimate for the full year. We also believe that this rate is a reasonable estimate for the next several years.

The strength of our balance sheet continued to be a highlight at the end of the first quarter. Our balance of cash, cash equivalents, and short-term investments totaled $1.9 billion or over $7 per diluted share, while our total interest-bearing debt was less than half that amount. As of August 31st, worldwide inventories were 11% higher than a year ago. Nearly half of the increase in inventory was in the U.S. where we're selling into a very strong demand curve. At this point, we feel comfortable with the overall level of inventories given the strong growth in futures orders we've reported today.

At the end of the quarter accounts receivable were 10% higher than the prior year, primarily reflecting our revenue growth around the world and a transition to more normal credit terms in China. As I noted at the beginning of my remarks, we've seen a change in the overall market conditions of the last quarter. Our revenue outlook has improved as the futures orders we've reported today reflect the strength of the Nike brand around the world and the innovative products we're putting into the marketplace.

At the same time, we've seen some cost pressure as we've worked to supply that strong unit demand and as product input costs rise. As a result, our financial model for fiscal 2006 looks a bit different to us now than it did when we started the year. But our overall financial expectations remain the same. We now expect to see somewhat stronger revenue growth than earlier expected and less gross margin expansion.

For NIKE, Inc. we're still expecting high single digit revenue growth for the full year, although somewhat closer to the top end of that range for each of the next three quarters. The principal driver of more rapid growth should be the U.S. region, where we have tremendous momentum particularly in footwear. We now expect minimal year-over-year growth in gross margins for fiscal 2006.

We do expect to experience balance of year benefits from currency and the gross margin initiatives we've spoken about, but that these upsides will be largely offset by the impact of planned investments in consumer value in Europe and Asia and the unexpected level of commodity cost increases. Given the timing of balance of year currency benefits, we expect year-over-year gross margin improvement in the second quarter and flat to down gross margins for the second half.

We still expect to deliver SG&A leverage for fiscal 2006 reflecting growth in demand creation spending essentially in line with revenue growth and operating overhead leverage. As we compare to relatively lower levels of spending in the prior year, we expect overall SG&A spending to grow as a mid teens rate in the second quarter with progressively lower growth rates in Q3 and Q4. Interest income should be relatively consistent with Q1 levels, while other income should revert to other expense over the last three quarters of the year as our currency hedging benefits decrease.

So in summary, we're pleased with the results we delivered in Q1 and we're confident we're in a good position to deliver on our financial goals for the year. So with that, I'll turn the floor over to Charlie Denson.

          Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

Thanks, Don. Good morning, everyone. It's a pretty good way to start the week. As Pam mentioned upfront, our goal on these calls is to focus on a few topics beyond the financials that we believe are important and relevant to our current results. Today I'd like to share my perspective on two broad areas, first what we see going on in the global marketplace, its challenges, and how we're approaching them; and second, some perspective on our growth opportunities within the NIKE, Inc. portfolio and, most importantly, our confidence in the ability of the Nike brand to create and capitalize on ways to grow in the face of a changing competitive landscape.

As Don said, while the landscape is clearly shifting, we continue to execute our strategies in a way that delivers the healthy results that we reported today. At the same time we're focused on delivering long-term value for consumers, the industry, and ultimately our shareholders. Our results today point to our ability to effectively manage our business during periods of change and uncertainty. We know that when we execute against our plan we connect with consumers with innovative product the consumer responds. That's what we're seeing across our global portfolio today.

Let's take a look of the global marketplace from three different perspectives -- macroeconomic conditions, the state of the industry, and what I'll call consumer energy. The macroeconomic trends are clearly creating more uncertainty for consumers today than they were just three short months ago. Hurricane Katrina, the terrorist bombings in London, and higher fuel prices are external factors that all companies are dealing with, us included, and they are driving some regional marketplace pressures.

Are we immune? Of course not, but we are confident in our ability to manage through this environment near-term, capitalize on market share opportunities, and continue to grow our business. We've consistently demonstrated our ability to manage our portfolio to optimize our performance, adapt to changing conditions, and stay focused on what creates this business, the consumer.

Looking at the industry, our retail partners are clearly managing in the same challenging environment, but the strength of the Nike brand creates opportunities for us as well as our retail partners. Look at the U.S. as an example. We're enjoying the strongest brand position we've seen in over five years and as the marketplace becomes more challenging, we see more of the buying decisions falling our way because of our proven track record in times like this. Everyone can grow in good times, but when conditions change, that's when we separate ourselves from the competition. Now is the time we feel we have positioned ourselves to put some distance between us and our competitors.

And about that consumer energy, it's still there, but it's showing itself in a little bit different form today. We don't have a global product introduction this season like we saw last year with the big Shox campaign, but we have very successful initiatives like Nike Free, the Nike Pro apparel, and a much stronger assortment in sport culture than we saw last year. The Jordan brand is as strong as ever and we're starting to earn some credibility with the skate consumer.

Don't worry, the big global campaigns will come. We're looking forward to re-energizing our air technology story next spring and with World Cup coming this summer, we will continue to push the envelope on innovation. But for right now we feel our connection with the consumer has never been stronger. Which brings me to the second topic I wanted to touch on, our growth opportunities.

We've been consistent with our story over the last couple of years and how we plan to grow our business and deliver shareholder value. And that is stay connected with the consumer better than anyone in the industry, create compelling, innovative product, drive brand strength through focused communication of both sport performance and culture, and run the business model as a portfolio using the multiple dimensions of the business to deliver on our financial results.

We still look at many parts of the world as emerging markets that can supply us with geographical growth. China is at the top of the list as we continue to see the China business grow at a fast pace. Latin America is another region that is really starting to become material to our overall business. We've seen substantial year-on-year growth from the region going on four quarters now and are even more excited about the future.

As for the category growth, this is where we have the most upside - soccer, performance apparel, women's fitness, basketball, just to name a few. We've talked many times about our goal to become the number one brand in the world's biggest sport of football -- or soccer here in the U.S. -- by World Cup '06. This is one big reason why I have so much confidence in the European business. We're on track and looking forward to this summer. It will be our biggest World Cup effort ever.

Our performance apparel story continues to improve worldwide and it's critical to our overall brand position in apparel. The new Nike Pro program is gaining momentum not only in the U.S. but Europe and Japan as well. Another solid growth category is the women's fitness area in both footwear and apparel, where we continue to see strong double-digit growth. And then finally basketball. One of the biggest and most important categories in the industry, it drives the biggest market in the world, the USA, and it also drives the fastest-growing market in the world, China.

Think about the next five years and what this category will become. We have Michael Jordan, LeBron James, Kobe Bryant, Dwayne Wade, Amare Stoudemire, Vince Carter, and Carmelo Anthony to name a few. We have almost all of the top international stars -- Dirk Nowitzki, Tony Parker, Steve Nash and Manu Ginobili. We will dominate basketball worldwide. It should be a great ride.

And finally for us it's always about the consumer and the emotional connections that we can create. For so many years we have been focused on the authentic performance side of sport footwear and apparel and we've always known that a lot of the product was worn off the court as well. But in the future the consumer is demanding even more. They want both. They want the product to perform on the field, but the expansion of the closet and the business is coming from the demands for the right product for the other parts of their life. They love sport, but there's a bigger opportunity and we're attacking it with all the things that have made us successful with the world's greatest athletes.

So in summary, we see near-term opportunity to strengthen our position and gain market share. Long-term we remain confident in our growth strategy. We believe that Nike brand strength, our diverse NIKE, Inc. portfolio, and our ability to emotionally connect with consumers around the world will continue to serve us and our shareholders well. Thanks, and let's open it up for questions.



                            QUESTION AND ANSWER


Operator

(OPERATOR INSTRUCTIONS). Bob Drbul, Lehman Brothers.

Bob Drbul  - Lehman Brothers - Analyst

A couple questions. First, Charlie, can you just talk a little bit about what we've come out of in terms of the retail performance by many of your partners in terms of the demand equation at retail and just the level of promotional activity that we've seen? And what gives you the confidence that we're going to be able to come out of it? These numbers seem very strong into the future and especially spring. Can you just talk to that briefly?

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

Sure, Bob. I'm assuming you're speaking mostly in the USA.

Bob Drbul  - Lehman Brothers - Analyst

Yes.

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

I think one of the things we're seeing is again the continued confidence in the Nike brand and what it's doing in the marketplace. As you've seen and as you've mentioned, some of the retail numbers have come out not as strong. We continue to perform very well at retail and feel pretty good about where we're at on a quarter-by-quarter basis with most of the major retailers here in the U.S. I think what we're seeing is some slowdown in other parts of the industry that's affecting the overall numbers with some of the bigger chains. But right now our performance is very strong in most of the different categories and, as you can tell by the futures numbers, we're pretty bullish on the future as well.

Bob Drbul  - Lehman Brothers - Analyst

Okay, and a question for Don. When you look at the rest of the year and a lot of the discussion and around demand creation, the shift from Q1 into Q2 and your spending plans for the rest of the year, how much of that do you think is planned versus the need to continue to generate the high single digit to drive the demand? How much of it is extra spending versus what the original plans were?

Don Blair  - NIKE, Inc. - Vice President & CFO

At the moment, Bob, we're actually on original game plan. That doesn't mean that we don't make changes along the way. It's certainly a dynamic equation. But at this point our expectation is not that we've got to heavy up in order to drive demand. I think where we are at the moment, we've got a very strong brand cycle going right now. We're on our full model, the retailers are excited about the product that we have out there, and so at the moment we're not seeing the need to heavy up on demand creation in order to pull that product through.

Bob Drbul  - Lehman Brothers - Analyst

Great, thank you.

Operator

Margaret Mager, Goldman Sachs.

Margaret Mager  - Goldman Sachs - Analyst

Congratulations, especially on your 25th anniversary as a public company. I have a couple questions. First of all, with regard to the cost outlook where you're talking about some rising commodity costs, somewhat unexpected -- and I also am going to take away that you're air freighting product because of strong demand. Talk about the ability to control these costs or could there be some surprise with regard to this as we look out over the next three quarters? You sound very confident about your forecasting your outlook. I'm just wondering how this factors into that.

Don Blair  - NIKE, Inc. - Vice President & CFO

That's a great question. I think where I have to start, Margaret, is that, as we've talked about before and we talked about it at the analyst meeting, there's a lot of moving parts in the gross margin equation for us and some of them we control and some we don't. And we're continuing to manage the ones that we control and a lot of the initiatives that we've talked about before -- things like lean manufacturing, raw material consolidation -- those are things that we're going to continue to work on and indeed try to accelerate. Keeping the inventory pipeline tight is a key factor we're going to continue to be focused on.

In Q1, we certainly did see higher oil price impact than what we had expected going into the year. And in fact, when we last spoke about this 90 days ago we were looking at oil prices that were $45 to $50 and we've seen them hit $70 and they're currently in the mid 60s. So that's one of the contributing factors. That one is very difficult obviously for us to control. Over the long period of time you can certainly work some design levers, but that's tough to control.

The other piece that you mentioned is capacity driven and air freight is a piece of that as well as the fact that we've moved to more factories for given models in order to supply the demand and sometimes that creates some cost pressure. That one we can manage to some degree over time and we will continue to do that.

So I guess what I'd say to do is, as this has always been, there's levers we control and levers we don't and we're going to work all of the levers that we can control and that even includes as we get into the tail end of this year looking at possibilities for surgical pricing. So we're committed to making the levers we control the drivers of the business, but obviously we're going to have to wait-and-see how some of these commodities play out.

Margaret Mager  - Goldman Sachs - Analyst

Okay, that's helpful. If I could ask one more, operating overhead leverage, you're talking about having leverage on this as we lookout over the balance of the year, but we really haven't seen much of that in the past few quarters, if not few years. Even this quarter I don't think it was a point of leverage. What is the game plan? How are you going to do that looking ahead?

Don Blair  - NIKE, Inc. - Vice President & CFO

First of all, some of it's mass. We have, as we've talked about before, made quite a few investments over the last couple of years in new product categories. We've invested in Nike retail stores. We've invested in our other businesses and some of that obviously annualizes as you get into next year. So the highest overlap we see is in the first quarter. We should see that comparison ease over the back half of the year. We also did talk to the fact that we do have some timing issues which brought some costs into the first quarter. So what we do expect just purely on the basis of the math is that the comparisons are going to get better as we go through the course of the year and we do expect to see that.

In addition to that, we are working very hard on making sure that we've got the right headcount controls in place and, as we talked about before, we've invested quite a bit in new initiatives. What we're aiming for at this point is leveraging those initiatives and using that to drive our business, really focusing on the core of what we've invested in so far and making that pay off.

Margaret Mager  - Goldman Sachs - Analyst

Okay, well clearly the product and marketing engines are working. So good luck on the rest of it for the rest of the year and congrats again.

Operator

Virginia Genereux, Merrill Lynch.

Virginia Genereux  - Merrill Lynch - Analyst

Thank you and congratulations. Let me ask Charlie and Don -- it sounded like -- Bill Perez at your analyst meeting said you're pretty happy with the portfolio. It sounded like you were reiterating that, Charlie. Can you talk about -- I don't know, whether other goings on in the sector make you all think differently about acquisitions? And if not, what should we think about you guys doing with the cash which just continues to build here? That's one.

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

I guess I'll take the first part and I'll let Don -- he gets to deal with all the money. I think with respect to the changing environment out there competitively, it doesn't really change our tact. I think we're concentrating on staying focused on what we do best. I think one of the things that comes out of the discussions around the changing competitive landscape is that size does matter and it is important, but it's not the answer to everything.

And as we continue to position ourselves as the market leader in pretty much every major market around the world, we're going to continue to do what we do best. And it doesn't really change our vision or decision making with respect to what was discussed at the analysts meeting by Bill and the rest of the team back in I think it was June or July.

Don Blair  - NIKE, Inc. - Vice President & CFO

And from an acquisition standpoint, I think our position is pretty much where it's been, Virginia, that we feel great about the brand portfolio that we have now and it doesn't mean that we wouldn't continue to look at the landscape. And if we saw something that we thought was a compelling opportunity for us and our shareholders, then we would certainly look very carefully at that. But we think we've got a great hand and we're going to continue to play it as we have.

Virginia Genereux  - Merrill Lynch - Analyst

Great, Don. And anything on the cash use then? We should just assume more of the same kind of dividend and share purchase near-term?

Don Blair  - NIKE, Inc. - Vice President & CFO

Well, Bill talked about this also at the shareholders meeting which is the ongoing dialogue we have with our Board in terms of dividend policy and share buyback policy. And as you see from what we did in the first quarter, we certainly have continued to buy back our stock and we continue to have that as part of the game plan and we're having a dialogue with our Board certainly about what that policy should be and we've consistently raised our dividend over the last couple of years and we expect to be doing that as well.

So order of magnitude we're having that conversation with the Board, but I think the levers that we've talked about -- dividends and stock buyback -- are certainly going to be the major focus. And again, as I said, we'll be opportunistic in the M&A space, but that's really not core to the strategy at the moment.

Virginia Genereux  - Merrill Lynch - Analyst

Great. And then secondly if I may, it sounds like Japan has stabilized for you guys, Charlie. And you guys have very successfully weathered Europe's challenges. Is there any -- are we right to infer that no country is going to surprise us, that no material country is going to surprise us? That you feel like things internationally are pretty good?

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

I think so, Virginia. I feel really good about Japan. One of the things that we talked about over the last couple of quarters is our ability to stay in tune with the consumer and the marketplace and react accordingly and I think today's results is another indicator of our ability to do that.

We talked a little bit about Japan the last couple of calls and what's going on there. There's been some promotional activity and we talked about putting price value -- addressing price value back in the product line and right now our futures going forward, we're starting to see the benefits of that move with some mid double-digit increases on the futures side in Japan footwear. So I'm really excited about that. I'm pleased with the way the team in Japan has reacted to that scenario and I feel pretty good about it.

The Japan marketplace continues to be a little bit of a challenge, as we know. It's not what it was three or four years ago where it really led a lot of what was going on globally. We still believe that there's a lot of upside and opportunity in Japan both from a product standpoint and just from a consumer energy standpoint. I would just say that the international business is pretty much tracking the way we've talked about. We don't see or expect any major shifts or changes as we look out forward and I'm pretty confident we can continue to build the brand and grow the business on an international basis.

Don Blair  - NIKE, Inc. - Vice President & CFO

I also would just add, Virginia, that if you think about the breadth of the portfolio now, it's pretty tough for one country to really drive the results. That doesn't mean that we don't focus on individual countries. We do. But any one country is a relatively small piece of the portfolio at this point.

Virginia Genereux  - Merrill Lynch - Analyst

That's a great point. Get yourselves some ribs at the Rendezvous while you're in Memphis. Thank you.

Operator

Robby Ohmes, B of A Securities.

Robby Ohmes  - B of A Securities - Analyst

My congratulations as well. Great quarter, guys. Two quick questions. The first one a follow-up a little bit of Virginia's question. Can you just tell us what a price value consumer investment is exactly? I guess we're talking about footwear here. Can you just walk us through exactly what that means? And also what it means -- if you're doing this in Japan and Europe and China, what does it mean to your long-term gross margins and EBIT margins for those regions?

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

What we're talking about here, Rob, is again continuing to keep a very close watch on what the consumer expectations are from a product standpoint and being able to deliver on those. And I think as we've talked about many, many times, we literally re-create our entire business almost every 90 days, which is both good and bad in the sense that we can react very quickly to a shift in consumer demand or a shift in consumer preference.

I think one of the things that we've talked about specifically in Japan and a little bit in Europe over the last year, year and a half is making sure that we understand what that consumer expectation is with respect to the value that it's put into the product and how we've designed to that demand. I think the biggest change that we've approached it a little bit differently over the last couple years is actually being able to design into that preference which, in fact, then does not affect the gross margin performance because we can actually build it from a cost basis up.

And that's the biggest change I think you've seen over the last couple years. As we've talked about the product line, you've heard Mark talk about executing at every level in the product line and an offense that not only focuses on innovation but also focuses on price value and what that consumer demands. And so that's the big change. And again, I feel really good about our ability to address that, adapt to it, react to it, and then deliver a better equation for the consumer.

Robby Ohmes  - B of A Securities - Analyst

And Charlie, can you just tell us anecdotally what's going on in Japan, Europe, in China, each region in terms of -- it's lower AUR product? Is it more retro? Just sort of what the shift is, that would be I think really helpful to us.

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

 I think in Japan it's -- Japan was -- the metabolism and the energy coming out of Japan the last couple of years was pretty intense and I think we're just seeing a little bit of a lull right now. I don't expect it to last very long. The Japanese consumer is very demanding and is quite innovative in their own right. And so I would expect to continue to see energy coming out of that marketplace.

China is just -- as I continue to say, I just got back again. I was there about three weeks ago. It just continues to amaze me at the metabolism of that marketplace and its ability to grow. I think you are going to see a shift in China over the next couple of years as it becomes material to everybody's business. I think that is an exciting opportunity for us and one quite frankly we are gearing up for. I referred to basketball in my prepared remarks. I think China and basketball are going to be a great opportunity for us as a brand and certainly gives us a chance to do some things outside of the U.S. with basketball that we may not have talked about the past.

As far as Europe goes, it is becoming a very large market with many different moving parts in it, just like we see in the United States. There are countries that are trending up. There are countries that are hitting somewhat of a plateau. The UK market has been a little bit of a concern over the last I'd say 60 days. The terrorist bombings have certainly affected the London marketplace. But again I do not see that as a long-term issue. I think that is a short-term issue and we are still certainly very bullish about the Western European market as well as Central and Eastern Europe.

Don Blair  - NIKE, Inc. - Vice President & CFO

Robby, I just want to clarify the consumer investment we are talking about is Europe and Japan; it is really not China. And as Charlie said, it is really two things. It is -- in some very select cases we might move a price point down, but more frequently what the investment is that the EUR80 running shoe this year we put more value into it in terms of features than we might have had in that product last year -

Don Blair  - NIKE, Inc. - Vice President & CFO

And as Charlie said, that is really focused on what the consumer expectations are around that particular product. And as he said, as we work our way through a couple of seasons, we can do that from a design standpoint and therefore our objective here is to work through it in a way that does not in the long-term drive the margins down, which is what we did incidentally two or three years ago with the midpriced running shoe in the U.S., so it's a very similar type of exercise.

Robby Ohmes  - B of A Securities - Analyst

Got it, great. That's very helpful. And just quick, any update on Starter?

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

At this point, Starter is performing as we expected it to. We're pleased so far with the results we've had with Wal-Mart. The one thing that -- just to clarify here, this is still a relatively small business. We're learning. We think it's an enormous opportunity. We're on track. It's going to take some time as we work through what this business model actually looks like in the value channel. But we are, at this point, on track and we're pleased with the results so far.

Robby Ohmes  - B of A Securities - Analyst

Great. Thanks a lot, guys.

Operator

Jeff Edelman, UBS.

Jeff Edelman  - UBS - Analyst

I want to explore the cost issue just a little more. This is the first quarter that you really haven't talked about supply chain efficiencies, so I guess we can assume the bulk of those are pretty much behind you. With that, the large public companies in Asia have reported an ongoing squeeze in their margins. Would we infer that your cost increases would tend to move up from here? And then, is there some offset about being able to plan better and further ahead to offset some of the air shipping costs?

Don Blair  - NIKE, Inc. - Vice President & CFO

First of all, Jeff, your initial premise is not correct. We are not finished with the benefits of supply chain improvements and we're certainly focused on continuing to drive that. We have seen benefit for those supply chain improvements, it's just that the reason we haven't spoken to that this quarter is there were a lot of other moving parts that were more significant. But all of those initiatives we spoke about at our analysts meeting and we've talked about for the last couple of years -- lean manufacturing, product cost initiatives, tight inventory levels, better planning and visibility, those are still initiatives that are out there and we expect those to continue to pay dividends.

In fact, in July of this year we implemented our supply chain systems for the balance of Asia. We implemented it in China and Korea and the rest of the countries. We had done Japan a year earlier and we expect to do the Americas region -- Latin America next year. So those regions really have not yet seen the benefits of these new supply chain systems and approaches and we do expect to see benefit there.

With respect to commodity costs, as we said earlier, that's one of the environmental issues that we don't control it, we just have to try to manage it as best we can. And again, there's a level of uncertainty there, but our goal is to pull the levers we do control and make sure that our profitability and our business keeps advancing.

Jeff Edelman  - UBS - Analyst

Okay, and then could you talk a little bit about the futures? A number of us walked away from the footwear show with the -- I guess there was the apparent feeling that there was a little bit of a shift away from the performance look, a little more towards a European look, sports fusion or what have you. Are you seeing this having any influence in the overall mix of your business and the implication -- average selling price going forward?

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

Jeff, this is Charlie. I would say that the general answer is no, we don't see a big impact. I think -- again as I referenced in my prepared remarks, I think the bigger opportunity here is that the access to what we call the closet, the consumer's closet is expanding and we see that as a big opportunity. I think the influence of some of the more casual-based looks is something we've certainly been part of over the years and we continue to think that we will be part of in the future. And it actually starts to drive a bigger footprint for the industry in the overall size of the marketplace. So that's something we're very excited about.

As far as the show goes, I can't speak specifically to that. I wasn't there personally, but I think that when you think about what we're doing and what's going on -- again, we didn't have a big campaign right for back-to-school around Shox like we did last year, but we're incredibly excited about Nike Free. We think it can develop into another technology franchise that addresses a bigger part of the marketplace. The overall size and scope and scale of the futures orders worldwide, specifically driven by the U.S. number, gives us a lot of confidence around the pipeline, the innovation pipeline that I spoke about. There's the 360 Air campaign.

We have a whole new product line for soccer football coming into focus for World Cup '06. We've got some great apparel stories to be told during the Torino Winter Olympics. We're really excited about the new innovation stories that we'll be telling over the next couple of years. And quite frankly, having access to both the performance side and the lifestyle side is something that just makes our business bigger and more dimensional than it is today.

Jeff Edelman  - UBS - Analyst

Great, thanks. And just the average selling price in the futures?

 Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

 I think you'll continue to see that shift back and forth as we move across the line a little bit with performance in lifestyle, but I don't see a significant shift either way as we continue to see the footprint of the industry expand.

Don Blair  - NIKE, Inc. - Vice President & CFO

Although in our futures window, Jeff, the average selling price is up.

Jeff Edelman  - UBS - Analyst

Thank you.

Operator

Jim Duffy, Thomas Weisel Partners.

Jim Duffy  - Thomas Weisel Partners - Analyst

Congratulations on a nice quarter. Don, I'd like to follow up on Jeff's last question on the rising commodity prices. To what extent are you able to push back on materials suppliers and the manufacturers themselves?

Don Blair  - NIKE, Inc. - Vice President & CFO

The answer is some. There's a structure to our agreements that generally delays some of the impact of this because we generally lock in prices for a season in advance as we set the pricing. So we do have some stability in our pricing for each season. But over time, when you have something like oil you can't move the oil price. What you can do is obviously work on, as I said, the levers we control, which is things like raw materials consolidation, better purchasing, more efficiency in the overall system to offset some of that.

So we don't look at this in the long run as a transactional buy/sell. We can force those guys into lower and lower profitability and have them bear all of the costs. But what we believe is the right way to do this, and we work with our factory partners to achieve it, is to lower the overall cost in the system through things like lean manufacturing.

Jim Duffy  - Thomas Weisel Partners - Analyst

Okay, and do you see opportunity to pass some of these costs along to the consumer in the form of higher prices? It sounds like you're even giving some back on the value of the product.

Don Blair  - NIKE, Inc. - Vice President & CFO

Well, the value investments for the consumer that we've made in both Europe and Japan have both been very targeted and also reflect three or four years of strengthening of those currencies over a longer period of time. What we believe is that you always have to look pricing on a skew-by-skew, market-by-market basis. And what we're going to be looking at here is some very surgical analysis about where we think there might be some pricing opportunities. It's definitely not a strategy to be taking broad scale pricing across the board. We don't think that's the right way to meet consumers' expectations, but we do think there are spots in the product line that we should be looking at and we'll make decisions as we go.

Jim Duffy  - Thomas Weisel Partners - Analyst

Thank you very much.

Operator

Joe Yurman, Morgan Stanley.

Joe Yurman  - Morgan Stanley - Analyst

Two questions this morning. Don, on last quarter's call you talked about some of the inventory overhang, particularly in Europe, was maybe not optimal and where you guys wanted that to be, just kind of an update on that situation. And then secondly, going back to Robby's question about Starter -- if I'm correct that's a royalty-based business and I'm just curious if you could remind us within the other portfolio what businesses are based upon a royalty versus those that you own outright? Thank you.

Don Blair  - NIKE, Inc. - Vice President & CFO

Sure. First of all, with respect to inventory, the one you're talking about is European apparel and we are moving through that apparel inventory and feel pretty confident that we're going to be through that as we had expected. So we're on track there. With respect to the licensed pieces of business, there's two parts to it. It's the Starter business and it's also the international converse business, which is setup on a distributor model as well.

Joe Yurman  - Morgan Stanley - Analyst

 Thanks.

Operator

Margaret Mager, Goldman Sachs.

Margaret Mager  - Goldman Sachs - Analyst

Actually I didn't expect to come back. I'll just let it go, I wasn't really ready for another question.

Pamela Catlett  - NIKE, Inc. - Vice President of Investor Relations

Operator, we'll take one more question.

Operator

John Shanley, Susquehanna Financial.

John Shanley  - Susquehanna Financial - Analyst

 Charlie, can you give us some insight in terms of which retail channels in the U.S. market were the key drivers for the strong 11% increase in footwear revenues in the first quarter? And also maybe give us some insight in terms of whether there's a continued shift in the future numbers in retail channels and hopefully maybe some differentiation in the future between footwear and apparel that you had at the end of the first quarter?

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

In the U.S. it's a great story across the board. When we talk about complete offense I think we're seeing it almost across the board with not only the athletic specialty channel but also sporting goods and even some of the more price-oriented value retail chains. So I can't pick anybody out that's really outperforming in one or the other. We have a great position with the urban inner city accounts and the Jordan package. The overall price value conversation that we've been having all day long has certainly had some effect in the U.S. market as well.

And again, the innovation pipeline continues to perform at the high-end. We're excited about Nike Free. We're excited about the new Nike Pro product that's in the market right now in apparel. So I can't pick out one specific area that I would -- that highlights -- or talk negatively about. We're really executing on all facets of the business right now in the U.S. And I'm not sure, what was the second part of your question?

John Shanley  - Susquehanna Financial - Analyst

The other part of it was the future numbers between footwear and apparel. Was there a marked difference between the two?

Charlie Denson  - NIKE, Inc. - Co-President - NIKE Brand

Right now footwear is as strong as we've ever seen it. There's no question right now footwear is driving our overall business. So without going into specifics around the numbers, I would say that the footwear numbers we are extremely pleased with and that we still have some opportunity in apparel both on the performance side and in the women's area.

John Shanley  - Susquehanna Financial - Analyst

Okay. Don, I had a question on the SG&A expenses. You mentioned that it's going to be up a little bit in the second quarter and then down a little bit from there in the back half of the year. With Charlie's comments about World Cup expenditures in the European market are you going to prorate that in terms of European SG&A spend and maybe lessen your expenditures in other regions to be able to keep that lower margin level in the back half of the year?

Don Blair  - NIKE, Inc. - Vice President & CFO

As you know, John, there's two components to SG&A, demand creation and operating overhead. The demand creation piece of the puzzle, the growth rate is going to be rising as we go through the year, as we ramp up towards the World Cup and alternatively the operating overhead side of the equation, the growth rate is going to be falling as we start anniversarying against different numbers in the prior year. The net of those two is that we expect SG&A growth to peak in the second quarter in the mid teams area and then decline from there on.

John Shanley  - Susquehanna Financial - Analyst

Will there be a marked difference between third and fourth quarter since the World Cup takes place primarily in the third quarter?

Don Blair  - NIKE, Inc. - Vice President & CFO

You know, John, I really wouldn't want to get into that level of granularity around guidance. I think just from the standpoint of overall SG&A what you should expect to see is mid teens in the second quarter and then an easing of the growth rate in the third and the fourth.

John Shanley  - Susquehanna Financial - Analyst

Okay, that's helpful. Thanks a lot.

Operator

At this time I would like to turn the conference back over to Ms.
Pamela Catlett for any additional or closing remarks.

Pamela Catlett  - NIKE, Inc. - Vice President of Investor Relations

Thanks very much for joining us today. We look forward to speaking with you soon.

Operator

And that does conclude today's conference. You may now disconnect.